PROMISSORY NOTE

(Standard Form)

$100,000	La Jolla, California, November 7, 2006

S3 Investment Company, Inc., a California corporation, for value received, promises to pay to the order of La Jolla Cove Investors, Inc. at 7817 Herschel Ave., #200, La Jolla, California 92037 or such other place as the holder hereof may in writing direct, the sum of one hundred thousand dollars ($100,000). If any monthly payment is not paid within ten days of its due date, interest shall accrue on the balance due, from the date hereof, at the rate of 9% per annum.

The principal sum due under this note shall be payable as follows:

a.

Four payments of $25,000 each, due on February 1, 2007, March 1, 2007, April 1, 2007 and May 1, 2007.

Presentment, demand, protest, notice of protest, dishonor and nonpayment of this Promissory Note and all other notices of any kind are hereby waived. No modification, waiver, amendment or change of this Promissory Note is valid unless in writing and signed by both the undersigned and the holder of this Promissory Note. No delay or omission on the part of the holder in exercising any right shall operate as a waiver of such right or any other right under this Promissory Note. No single or partial exercise of, or forbearance from exercising, any power hereunder shall preclude other or further exercises thereof or the exercise of any other power.

Upon default in the payment of any amount due hereunder, the entire unpaid principal sum then remaining unpaid shall, at the option of the holder hereof, become immediately due and payable without demand or notice. In the event that the holder hereof shall employ an attorney for the purpose of enforcing this Promissory Note or any judgment based on this Promissory Note, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the holder shall be entitled to receive all reasonable attorneys’ fees and costs.

This Promissory Note and all prior agreements between the undersigned and the holder are hereby expressly limited so that in no contingency or event whatever, whether by reason of deferment or advancement of the indebtedness represented by this Promissory Note, acceleration of the maturity date, or otherwise, shall the amount paid or agreed to be paid for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount of interest, if any, permissible under applicable law. If at any time, from any circumstance whatsoever, fulfillment of any provision of this Promissory Note or any other agreement between the undersigned and the holder, shall result in or involve payments or performance which would exceed the maximum legal interest rate, if any, then, ipso facto, the obligation to be fulfilled shall be reduced so as not to exceed said maximum legal interest rate.

The undersigned expressly agrees that the laws of the State of California shall govern the validity, performance and enforcement of this Promissory Note. Should any party institute legal suit or action for enforcement of any obligation contained herein, it is hereby agreed that the undersigned waives trial by jury and agrees to submit to the jurisdiction of the California courts, and that venue of such suit or action shall be in the courts of San Diego County, California.

S3 Investment Company, Inc.

/s/ James Bickel

By: James Bickel

Title: Chief Executive Officer and President